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                                                                   Exhibit 10.57

June 18, 2002


Mr. Taylor J. Crouch
83 Belcher Drive
Sudbury, MA 01776

Dear Taylor:

On behalf of Discovery Partners International (DPI), I am pleased to offer you the position of President and Chief Operating Officer. You will report directly to Riccardo Pigliucci, Chairman and Chief Executive Officer and will be based in San Diego, California.

Your annual base salary will be $325,000 and you will be eligible for a year-end incentive cash bonus with a target payout of 35% of base salary based on accomplishment of established performance objectives. For 2002, the base salary will be prorated and the bonus eligibility will be based on a percentage of the prorated base salary.

Subject to Board approval, we will grant you Stock Options representing 300,000 shares of DPI common stock subject to standard four year vesting (one year cliff and then monthly) and other standard terms. These will be ISO to the extent allowed by current tax regulations. It is our intention to have the Board approve this grant as soon as possible after you join the Company. The vesting commencement date will be your first day of work, the option term will begin on the date the Board acts to grant the options and the exercise price will be 100% of the closing market price on the date the Board grants the options.

You will be provided a relocation package inclusive of closing costs, moving expenses and reasonable real estate expenses including commissions with the agreement that should you be terminated for cause or voluntarily resign your position before your one year anniversary with DPI, you will reimburse us all amounts paid for relocation.

In order to assist you with relocating from Sudbury to San Diego, DPI will provide you with a five year fully secured interest free loan of up to $300,000 providing you roll all your equity from your existing homes into your new home.


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Mr. Taylor J. Crouch
June 18, 2002
Page Two


Health benefits will be provided during your employment in accordance with DPI's health plan. You will also be entitled to other DPI fringe benefits, which includes accruing 4.0 weeks paid time-off per year and participation in our 401(k) plan. Details of our benefit plans will be provided to you through Human Resources.

Should the Company terminate you other than for cause, you will be entitled to 6 months base salary continuation severance pay if such termination occurs in the first 6 months of employment and to one year thereafter. Should your loan with the Company be still outstanding at the time of termination, your loan will be due by the end of the severance period.

Should a change in control coupled with a material reduction in responsibilities occur in the first 12 months of your employment, then you would be eligible for 1 year of severance pay and your loan would be due the latter of the end of the severance period or July 1, 2004.

Any and all taxes on the compensation, benefits and other items described in this letter are your sole responsibility, other than FUTA.

Your duties will include overall responsibility for the operational management of DPI and its subsidiaries.

Employment with the Company is conditional on your signing of a standard employee inventions agreement and providing proof of employment eligibility. You will be subject to all company employee policies and procedures including the insider trading policy. Subject to the terms and conditions of this offer letter, the Company reserves the right to terminate your employment at any time and for any reason. Similarly, the employee has the right to cease company employment at any time. Any legal disagreements with the Company will be settled by binding arbitration in San Diego (AAA rules).


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Mr. Taylor J. Crouch
June 18, 2002
Page Three


The "at-will" nature of your employment described in this letter shall constitute the entire agreement between you and DPI concerning the nature of your employment. Any modification or alteration of the "at-will" term of your employment can be made only in writing and signed by you and the current Chairman and CEO of DPI.

If you accept this offer and agree to all of the terms stated in this letter, please return to Janell Jackson, DPI's Director of Human Resources, a signed copy of this letter by Wednesday, June 19, 2002. This offer, if not accepted, will expire on that date.

Taylor, we're looking forward to you joining the DPI team. I am personally very pleased that you are considering joining our Company and am looking forward to working with you.

Sincerely,


Riccardo Pigliucci
Chairman and Chief Executive Officer

RP:dlb


Agreed by:


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Taylor J. Crouch                                   Date